EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-20549, No. 333-65459, No. 333-38568, No. 333-88836 and No. 333-107645 of Powerwave Technologies, Inc. on Form S-8, Registration Statements No. 333-81384 and 333-107633 of Powerwave Technologies, Inc. on Form S-3, and Registration Statement No. 333-112182 of Powerwave Technologies, Inc. on Form S-4 of our report dated February 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002), appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 28, 2003.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

February 12, 2004